Exhibit 99.8

Schedule 7

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Year Ended December 31

(unaudited)

(dollars in thousands, except per share amounts)

	2005	2004
Regulated Businesses

Net Income	$289,046	$258,049

Earnings Per Share - diluted	$1.45	$1.40

Operational Statistics:
Electric Retail MWh Sales and Transportation	54,553,124	52,655,549
Gas Retail Mcf Sales and Transportation	88,705,134	91,012,963
Electric Customers (End of Period)	1,580,299	1,566,693
Gas Customers (End of Period)	513,723	511,123

Commercial Businesses

Net Income	$209,981	$173,896

Earnings Per Share - diluted	$1.06	$0.95

Operational Statistics:
Electricity Trading Volumes (MWhs)	196,657,188	185,148,553
Physical and Financial Gas Trading (Bcf/d)	43.0	51.6

Power Technology & Infrastructure Services

Net Income	$(9,374)	$(31,077)

Earnings Per Share - diluted	$(0.05)	$(0.17)

For 2004, the Regulated and Commercial segments have each been restated from prior presentations to reflect the reclassification of PSI’s off-system sales from the Commercial Businesses to the Regulated Businesses.